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                                                                       EXHIBIT 9

First SunAmerica
Life Insurance Company

733 Third Avenue
New York, NY  10017
800-272-3007
Fax: 212-551-5373
                                    [LOGO]  FIRST SUNAMERICA
                                            A SunAmerica Company



VIA EDGAR
---------


December 18, 1997


Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Madam/Sir:

        Referring to this Registration Statement on behalf of FS Variable Annuity Account Two (the "Account") and having examined and being familiar with the articles of incorporation and by-laws of First SunAmerica, the applicable resolutions relating to the Account and other pertinent records and documents, I am of the opinion that:

        1) First SunAmerica is a duly organized and existing stock life insurance company under the laws of the State of New York;

        2) the Account is a duly organized and existing separate account of First SunAmerica; and

        3) the annuity contracts being registered by the Registration Statements will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of First SunAmerica, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

        I am licensed to practice only in the State of California, and the foregoing opinions are limited to the laws of the State of California, the general corporate law of the State of New York and federal law. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statements on Form N-4 on behalf of the Account.



Very truly yours,

/s/ SUSAN L. HARRIS

Susan L. Harris